UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

A. O. Smith Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11270 West Park Place, Milwaukee, Wisconsin 53224-9508

(Address of principal executive offices, including zip code)

(414) 359-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Events.

A. O. Smith Corporation (the “Company”) included in its proxy statement (the “Proxy Statement”) for its 2016 annual meeting of stockholders (the “2016 Annual Meeting”) (i) a proposal to approve an amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock (the “Common Stock Increase Proposal”) and (ii) a proposal to approve an amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock (the “Class A Stock Increase Proposal”). The Company disclosed in the Proxy Statement that the effectiveness of the Common Stock Increase Proposal was conditioned upon stockholder approval of the Class A Stock Increase Proposal and that the effectiveness of the Class A Stock Increase Proposal was conditioned upon stockholder approval of the Common Stock Increase Proposal. However, the Company has now determined that the effectiveness of the Common Stock Increase Proposal will not be conditioned upon stockholder approval of the Class A Stock Increase Proposal and that the effectiveness of the Class A Stock Increase Proposal will not be conditioned upon stockholder approval of the Common Stock Increase Proposal.

As disclosed in the Proxy Statement, if the Company’s stockholders approve the Class A Stock Increase Proposal at the 2016 Annual Meeting, then the Company would only issue the additional shares of Class A Common Stock for which authorization is received in the event the Company’s Board of Directors approves a stock split of both Common Stock and Class A Common Stock. With respect to any stock split, the Company’s Amended and Restated Certificate of Incorporation requires that a stock split apply equally to outstanding Common Stock and Class A Common Stock, which means that the Company would issue additional shares of Class A Common Stock with respect to outstanding shares of Class A Common Stock on the same basis as the Company would issue additional shares of Common Stock with respect to outstanding shares of Common Stock in a stock split.

The Smith Family Voting Trust has advised the Company that it has delivered a proxy directing the named proxies to vote the shares of Class A Common Stock that it holds in favor of the Class A Stock Increase Proposal. The Proxy Statement disclosed that the Smith Family Voting Trust beneficially owned 95.8% of the outstanding shares of Class A Common Stock on December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: April 4, 2016	By:	/s/ James F. Stern
James F. Stern
Executive Vice President, General Counsel and Secretary